EXHIBIT 99

28405 Van Dyke Avenue
Warren, Michigan 48093
www.AssetAcceptance.com

Contact:
Noel R. Ryan III
Lambert, Edwards & Associates
616-233-0500 / aacc@lambert-edwards.com
Asset Acceptance Capital Corp. Announces Fourth Quarter
and Year-End 2006 Results
Highlights Include Record Investment In Purchased Receivables;
Growth In Cash Collections, Account Representative Productivity
Warren, Mich., March 1, 2007 — Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced financial results for its fourth quarter and fiscal year-ended December 31, 2006.
The Company’s investments in purchased receivables were $62.2 million in the fourth quarter alone. As a result, investments in purchased receivables increased 33.9 percent for the full year 2006 from 2005 levels. Net income for the year decreased 11% to $45.5 million; however, Earnings Before Interest, Taxes, Depreciation and Amortization, including purchased receivable amortization (“Adjusted EBITDA”) for the year increased by $8.7 million to $162.1 million. (Please refer to the table on page 4 which reconciles net income according to Generally Accepted Accounting Principles (“GAAP”) to Adjusted EBITDA).
Revenues increased 14.3 percent to $61.5 million for the fourth quarter ended December 31, 2006, compared to revenues of $53.8 million in the fourth quarter of 2005. Asset Acceptance reported that cash collections grew 5.8 percent to $81.0 million in the fourth quarter of 2006, versus cash collections of $76.5 million in the prior year period. Net income for the quarter was $9.8 million, or $0.28 per fully diluted share, compared to net income of $6.1 million, or $0.16 per fully diluted share, for the fourth quarter of 2005.
During the fourth quarter of 2006, the Company invested a record $62.2 million to purchase charged-off consumer debt portfolios with a face value of $2.5 billion, representing a blended rate of 2.46 percent of face value. This compares to the prior-year fourth quarter, when the Company invested $25.1 million to purchase consumer debt portfolios with a face value of $867.9 million, representing a blended rate of 2.90 percent of face value. For the full-year 2006, Asset Acceptance invested $135.0 million to purchase consumer debt portfolios, up 33.9 percent from the full-year 2005 period, with a cumulative face value of $4.6 billion. All purchase data is adjusted for buybacks.
“Our associates put forth an admirable effort during 2006, highlighted by year-on-year growth in cash collections, investments in purchased receivables and overall account representative productivity,” said Brad Bradley, Chairman, President and CEO of Asset Acceptance Capital Corp. “Although we faced challenges during the past year, we believe our team enters 2007 equipped with a series of well-defined operational initiatives designed to position our business for growth.”

Asset Acceptance Capital Corp. Fourth Quarter and Year End 2006 Results
“The senior management team at Asset Acceptance is taking a proactive approach to improving efficiencies throughout the organization,” continued Bradley. “This approach is focused on rationalizing and improving our cost structure, further evolving our collections and purchasing expertise and finally, capitalizing on new opportunities as they arise, particularly in instances that allow us to leverage our in-house collections expertise. We look forward to building a better, stronger Asset Acceptance in 2007.”
Today, the Company announced a cost reduction plan designed to improve the efficient use of available office capacity by consolidating operations within fewer locations, resulting in the elimination of two offices currently in service. By shifting employees to alternative locations with unused capacity, Asset will, over the next 18 months, reduce the total square footage currently under lease by more than 10 percent, resulting in long-term occupancy cost savings estimated to be approximately $1.5 million annually. The affected offices include the Company’s White Marsh, Maryland and Wixom, Michigan offices. The Company anticipates that the office in Maryland will cease to be in service in the third quarter of 2007 and the Michigan office in the fourth quarter of 2007. The Company plans to offer relocation benefits to certain Maryland employees and to replace most other revenue generating positions in the Company’s other call center locations. Additionally, the Company plans to offer positions to all the Wixom, Michigan associates at the Warren, Michigan headquarters (located about a half-hour drive away).
“Although the decision to consolidate our operations in markets throughout the country exemplifies our ongoing commitment to disciplined expense management, it is important to understand that these office closures are intended to reduce our square footage and related occupancy costs, not our internal workforce”, said Bradley.
During 2006, the Company repurchased 2,520,160 shares of common stock for $40.5 million, of which 2,500,000 shares were repurchased for $40.2 million, with an average purchase price of $16.08 per share, under our stock repurchase program. As of December 31, 2006, Asset Acceptance had completed the repurchase of all shares available under the stock repurchase program.
For the fiscal year-ended December 31, 2006, Asset Acceptance reported total revenue of $254.9 million, a slight increase from fiscal 2005. Cash collections for the full-year fiscal 2006 were $340.9 million, an increase of 6.6 percent from 2005. Net income declined 11.2 percent in fiscal 2006, including the impact of $17.9 million in net impairment charges taken throughout the year which directly reduced purchased receivables revenue and the carrying value of the purchased receivables.
“During the past decade, we have purchased consumer debt portfolios with a combined face-value exceeding $27 billion,” continued Bradley. “Since 2000, we have purchased from among more than 20 different asset types at various stages of delinquency and from more than 150 debt sellers, a testament to the versatility of our business model. During the nearly five decades we have been in business, we have managed to grow profitably over the long term in a variety of industry pricing cycles by remaining disciplined buyers of well-priced, charged-off consumer receivables. As we enter 2007, we remain committed to identifying new and existing opportunities for profitable long-term growth.”

Asset Acceptance Capital Corp. Fourth Quarter and Year End 2006 Results
Fourth Quarter and Year-Ended 2006: Key Highlights

•	For the fourth quarter of 2006, total revenues increased 14.3 percent to $61.5 million, compared with revenues of $53.8 million in the fourth quarter of 2005. Total revenues for the full-year 2006 increased to $254.9 million, up 0.9 percent from 2005.

•	For the fourth quarter of 2006, total operating expenses as a percentage of cash collections declined 110 basis points to 56.2 percent when compared to the same period in 2005. For the full-year 2006, total operating expenses as a percentage of cash collections increased 40 basis points to 53.7 percent.

•	For the fourth quarter of 2006, Adjusted EBITDA increased by 10.5 percent to $37.1 million when compared to the prior-year period. Adjusted EBITDA in 2006 increased 5.7 percent to $162.1 million when compared to the full-year 2005.

•	For the fourth quarter of 2006, the Company invested $62.2 million in purchased receivables, more than double the investment made in the same period of 2005. Investment in purchased receivables increased to $135.0 million in 2006, up 33.9 percent from 2005.

•	Total cash collections increased 5.8 percent year-on-year to $81.0 million in the fourth quarter of 2006, versus cash collections of $76.5 million in the fourth quarter of 2005. Total cash collections year-to-date increased to $340.9 million, up 6.6 percent from 2005.

•	Quarterly account representative productivity on a full-time equivalent basis was $42,208 in the fourth quarter of 2006, an increase of 20.2 percent from the year-ago period. The Company reported that on a year-on-year basis, the average number of account representatives declined 7.4 percent to 972 account representatives.

•	Asset Acceptance collected on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators, and continues to maintain a diverse mix of asset types in its consumer debt portfolios.

Mark A. Redman, Vice President-Finance and CFO of Asset Acceptance Capital Corp., concluded: “During the fourth quarter of 2006, we invested a record $62.2 million in new portfolios at an average cost of 2.46 percent, positioning us for continued growth as we enter 2007. Between our investment in purchased receivables during the fourth quarter, our purchase of PARC and our recent repurchases of common stock, we put considerable cash to good use in 2006. Our cash generation was strong exiting the year, highlighted by the $162.1 million in Adjusted EBITDA generated during fiscal 2006. With cost savings initiatives being implemented, we are focused on driving improved profitability as we move forward into a new year.”

Asset Acceptance Capital Corp. Fourth Quarter and Year End 2006 Results
Reconciliation of GAAP Net Income to Adjusted EBITDA (Unaudited)

The Company provided the following table which reconciles GAAP net income, as reported, to Adjusted EBITDA. The Company indicated the measure “Adjusted EBITDA” is the basis for the management bonus program and a similar computation is used in the line of credit financial covenants. The Company believes that Adjusted EBITDA, which is generally cash collections less operating expenses (other than non-cash operating expenses, such as depreciation and amortization) represents the Company’s cash generation which can be used to purchase receivables, pay down debt, pay income taxes, return to shareholders and for other uses. Adjusted EBITDA, which is a non GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis. Additionally, Adjusted EBITDA as computed by the Company may not be comparable to similar metrics used by others in the industry.

	3 months ended December 31,		12 months ended December 31,
	2006	2005	2006	2005
Net income	$9,808,239	$6,097,664	$45,517,998	$51,266,819
Add: interest income and expense (net), income taxes, depreciation	7,363,699	4,778,004	30,335,746	34,420,656
Add (subtract): (gain) loss on disposal of assets	(210,903)	16,748	(2,930,908)	58,070
Add (subtract): other (income) expense	(5,302)	(54,069)	12,090	(51,085)

Subtotal	16,955,733	10,838,347	72,934,926	85,694,460

Change to balance of purchased receivables	20,255,548	25,893,694	90,313,439	74,459,691

Non-cash revenue	(94,060)	(3,132,960)	(1,136,906)	(6,745,221)

Adjusted EBITDA	$37,117,221	$33,599,081	$162,111,459	$153,408,930

Cash collections	$80,955,115	$76,490,350	$340,869,746	$319,910,210
Other revenues, net	519,868	99,902	225,946	514,109
Operating expenses	(45,491,643)	(43,829,559)	(183,186,138)	(170,386,623)
Depreciation & amortization	1,117,835	821,640	4,179,206	3,339,146
Loss on sale of equipment	16,046	16,748	22,699	32,088

Adjusted EBITDA	$37,117,221	$33,599,081	$162,111,459	$153,408,930

Fourth Quarter and Year end 2006 Conference Call

Asset Acceptance Capital Corp. will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live Web cast of the call, please go to the investor section of the Company’s web site at www.AssetAcceptance.com. A replay of the Web cast will be available until March 1, 2008.

Asset Acceptance Capital Corp. Fourth Quarter and Year End 2006 Results
About Asset Acceptance Capital Corp.

For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.
Asset Acceptance Capital Corp. Safe Harbor Statement

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, ability to achieve anticipated cost savings from office closings without the disruption of collections associated with these offices, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

Asset Acceptance Capital Corp. Fourth Quarter and Year End 2006 Results
Supplemental Financial Data

(Unaudited, Dollars in Millions, except	Q4 '06	Q3 '06	Q2 '06	Q1 '06	Q4 '05
collections per account representative)
Total revenues	$61.5	$59.2	$66.8	$67.4	$53.8

Cash collections	$81.0	$80.9	$89.6	$89.4	$76.5

Operating expenses to cash collections	56.2%	53.0%	52.7%	53.2%	57.3%

Traditional call center collections	$38.1	$37.2	$43.2	$45.5	$37.9

Legal collections	$32.2	$33.7	$35.3	$32.9	$28.7

Other collections	$10.7	$10.0	$11.1	$11.0	$9.9

Amortization rate	24.9%	26.2%	28.6%	24.8%	29.8%

Collections on fully amortized portfolios	$16.4	$15.8	$17.2	$16.7	$15.0

Core amortization rate (Note 1)	31.2%	32.6%	35.4%	30.4%	37.0%

Investment in purchased receivables (Notes 2 & 3)	$62.2	$27.6	$18.9	$26.4	$25.1

Face value of purchased receivables (Notes 2 & 3)	$2,527.7	$779.4	$528.8	$724.0	$867.9

Average cost of purchased receivables (Notes 2 & 3)	2.46%	3.54%	3.57%	3.64%	2.90%

Number of purchased receivable portfolios (Note 3)	31	24	20	17	23

Collections per account representative FTE (Note 4)	$42,208	$38,082	$42,515	$41,995	$35,114

Average account representative FTE’s (Note 4)	872	936	995	1,084	1,081

Note 1: Core amortization rate is amortization divided by collections on non-fully amortized portfolios.

Note 2: All purchase data is adjusted for buybacks.

Note 3: Excludes the portfolios acquired through the PARC stock purchase in Q2 ‘06. The portfolio of accounts were valued at $8.3 million with a face value of $1.1 billion, or 0.75 percent of face value.

Note 4: Excludes PARC.

Asset Acceptance Capital Corp. Fourth Quarter and Year End 2006 Results
Asset Acceptance Capital Corp.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Revenues
Purchased receivable revenues, net	$60,793,627	$53,729,616	$251,693,213	$252,195,740
Gain (loss) on sale of purchased receivables	226,949	—	2,953,607	(25,982)
Other revenues, net	519,868	99,902	225,946	514,109

Total revenues	61,540,444	53,829,518	254,872,766	252,683,867

Expenses
Salaries and benefits	19,032,411	18,919,197	82,273,658	76,107,311
Collections expense	20,794,916	18,855,266	79,367,568	73,974,369
Occupancy	2,249,007	2,123,172	8,967,026	8,352,320
Administrative	2,281,428	3,093,536	8,375,981	8,581,389
Depreciation and amortization	1,117,835	821,640	4,179,206	3,339,146
Loss on disposal of equipment	16,046	16,748	22,699	32,088

Total operating expenses	45,491,643	43,829,559	183,186,138	170,386,623

Income from operations	16,048,801	9,999,959	71,686,628	82,297,244
Other income (expense)
Interest income	215,865	484,947	2,034,733	1,142,888
Interest expense	(167,961)	(150,423)	(645,694)	(567,377)
Other	5,302	54,069	(12,090)	51,085

Income before income taxes	16,102,007	10,388,552	73,063,577	82,923,840
Income taxes	6,293,768	4,290,888	27,545,579	31,657,021

Net income	$9,808,239	$6,097,664	$45,517,998	$51,266,819

Weighted average number of shares:
Basic	35,090,739	37,225,275	36,589,408	37,225,275
Diluted	35,124,682	37,267,438	36,620,577	37,270,297
Earnings per common share outstanding:
Basic	$0.28	$0.16	$1.24	$1.38
Diluted	$0.28	$0.16	$1.24	$1.38

Asset Acceptance Capital Corp. Fourth Quarter and Year End 2006 Results
Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position
(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS

Cash and cash equivalents	$11,307,451	$50,518,934
Purchased receivables, net	300,840,508	248,990,772
Property and equipment, net	12,708,611	10,747,627
Goodwill	14,323,071	6,339,574
Income taxes receivable	3,235,426	—
Other assets	8,167,755	7,344,948

Total assets	$350,582,822	$323,941,855

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable	$3,666,042	$2,996,389
Accrued liabilities	13,026,622	11,643,385
Line of credit	17,000,000	—
Income taxes payable	—	1,071,179
Deferred tax liability, net	60,632,218	58,583,604
Capital lease obligations	79,821	186,944

Total liabilities	94,404,703	74,481,501

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued and outstanding shares — 37,225,275 at December 31, 2006 and 2005	372,253	372,253
Additional paid in capital	161,841,103	160,361,599
Retained earnings	134,244,500	88,726,502
Common stock in treasury; at cost, 2,505,160 shares at December 31, 2006	(40,279,737)	—

Total stockholders’ equity	256,178,119	249,460,354

Total liabilities and stockholders’ equity	$350,582,822	$323,941,855

Asset Acceptance Capital Corp. Fourth Quarter and Year End 2006 Results
Asset Acceptance Capital Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Years Ended December 31,
	2006	2005
Cash flows from operating activities
Net income	$45,517,998	$51,266,819
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,179,206	3,339,146
Deferred income taxes	136,730	17,336,838
Share-based compensation expense	1,421,154	1,013,366
Net impairment of purchased receivables	17,891,809	22,285,355
Non-cash revenue	(1,136,906)	(6,745,221)
Loss on disposal of equipment	22,699	32,088
(Gain) loss on sale of purchased receivables	(2,953,607)	25,982
Changes in assets and liabilities, net of effects from purchase of PARC:
Increase in accounts payable and other liabilities	1,177,058	817,674
Decrease (increase) in other assets	3,723,798	(3,226,166)
Increase (decrease) in income taxes payable	(4,140,814)	1,068,679

Net cash provided by operating activities	65,839,125	87,214,560

Cash flows from investing activities
Proceeds from (repurchase of) the sale of purchased receivables	3,370,252	(29,776)
Investment in purchased receivables, net of buybacks	(133,149,151)	(100,221,771)
Principal collected on purchased receivables	72,421,630	52,174,335
Purchase of investment securities	(14,935,000)	—
Proceeds from sale of investment securities	14,935,000	—
Acquisition of PARC, net of cash acquired	(14,675,912)	—
Purchase of property and equipment	(5,408,237)	(2,662,269)
Proceeds from sale of property and equipment	157,497	—

Net cash used in investing activities	(77,283,921)	(50,739,481)

Cash flows from financing activities
Borrowings under line of credit	17,000,000	13,500,000
Repayment of line of credit	—	(13,500,000)
Repayment of capital lease obligations	(131,920)	(160,724)
Repayment of bank and other secured debt assumed from PARC	(4,413,380)	—
Purchase of treasury shares	(40,504,737)	—
Proceeds received for treasury shares	283,350	—

Net cash used in financing activities	(27,766,687)	(160,724)

Net (decrease) increase in cash	(39,211,483)	36,314,355
Cash and cash equivalents at beginning of period	50,518,934	14,204,579

Cash and cash equivalents at end of period	$11,307,451	$50,518,934

Supplemental disclosure of cash flow information
Cash paid for interest	$321,238	$344,267
Cash paid for income taxes	$31,482,195	$11,801,891
Non-cash investing and financing activities:
Capital lease obligations incurred	$24,797	$93,483

Assumption of liabilities in conjunction with purchase of PARC:
Fair value of assets acquired less cash acquired	$20,311,217	$—
Cash paid for capital stock less cash acquired	(14,675,912)	—

Net liabilities assumed	$5,635,305	$—